UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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REACHLOCAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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ReachLocal, Inc., a Delaware corporation (the “Company”), is supplementing the disclosure in the second paragraph in the section titled “CORPORATE GOVERNANCE—Board Committees—Nominating and Corporate Governance Committee” on page 10 of the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 5, 2013 (the “Original Proxy Statement”).  The new disclosure is highlighted in bold underlined text below:

The members of our nominating and corporate governance committee are Messrs. Salzman, Dykes and Kairouz, with Mr. Salzman serving as the committee’s chair. All members of our nominating and corporate governance committee meet the independence requirements of Nasdaq. The nominating and corporate governance committee met twice during 2012. At one of those meetings, the nominating and corporate governance committee considered whether to recommend Mr. Hanks for appointment to the Board. The nominating and corporate governance committee determined to recommend Mr. Hanks for appointment, and the Board of Directors determined to appoint Mr. Hanks as a director.  When recommending persons to be selected by the Board as nominees for election as directors, the nominating and corporate governance committee considers such factors as the individual’s personal and professional integrity, ethics and values, experience in corporate management, experience in our company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of our company’s operations and practical and mature business judgment. In addition, although the nominating and corporate governance committee does not have a formal policy with respect to diversity, the nominating and corporate governance committee considers diversity of relevant experience, expertise and background in identifying nominees for directors. A copy of the nominating and corporate governance committee charter is available in the corporate governance section of our website at http://investors.reachlocal.com.

Except as expressly set forth herein, the remainder of the Original Proxy Statement remains unchanged.